Exhibit 99.1
P.O. Box 1050
The Dalles, OR 97058-9050
Tel: 541-298-6649
April 9, 2008
Dear Shareholder:
During the first quarter of 2008, it is an understatement to say our economy has changed drastically in such a short period of time. We hear the news each day, as financial institutions continue to post enormous losses amid a credit crisis unparalleled in recent history. I am writing to you today to let you know personally how Columbia’s performance will be impacted in the midst of this fiscal downturn, as well as to address one of the shareholder proposals presented in our 2008 proxy.
Though Columbia does not have sub-prime loans on the balance sheet, our earnings have been impacted by the ripple effect caused by many of our borrowers engaged in the real estate and construction business. The domino effect of this failure has been swift and significant: contractor capital is depleted, which translates into reduced deposits; residential housing developments throughout the region stand vacant as developers and buyers alike struggle to qualify for loans in a tightening credit market. Some borrowers are no longer able to make their loan payments, which places a strain on Columbia’s earnings. In an effort to stimulate the economy and make it less expensive and easier to borrow money, the Federal Reserve responded by decreasing the Fed Funds rate 200 basis points over the last three months. While this has been helpful to the economy as a whole, the Fed’s actions have adversely impacted our net interest margin, which means we cannot be as effective in generating revenues from our balance sheet. This issue is likely to remain a challenge throughout the remainder of this year.
By now, you should have received Columbia Bancorp’s 30th anniversary annual report and the 2008 proxy statement. I want to make you aware of the third proposal, in which the Board of Directors and I are seeking your support in favor of increasing the number of shares reserved in our Incentive Stock Option plan for issuance upon exercise of stock options by an additional 750,000 shares. I believe this is just as important to our shareholders as it is to our employees and directors. As with most equity compensation programs, our plan is intended to align our employees’ and directors’ interests and financial gains more closely with yours, and we believe this step is particularly critical now, given the economic uncertainties facing all financial institutions. Your support will ratify grants issued in excess of the approved limit and allow for future grants as a means of incenting employees and directors.
I know this is going to be a tough year and I appreciate your support. During times like these, I am reminded that each day puts us one day closer to an economic recovery. Your shareholder concerns are important to me and I welcome your comments and/or questions.
Respectfully yours,
Roger L. Christensen
President and Chief Executive Officer
(541) 298-6633